EXHIBIT 99.1

      Deckers Outdoor Corporation Appoints Angel Martinez to Its
                          Board of Directors

    GOLETA, Calif.--(BUSINESS WIRE)--Sept. 21, 2005--Deckers Outdoor Corporation (NASDAQ:DECK) today announced that Angel Martinez was appointed to the Deckers Outdoor Corporation Board of Directors, effective September 16, 2005. He had previously been appointed President and Chief Executive Officer on April 11, 2005.
    Doug Otto, Chairman of the board of Deckers Outdoor Corporation, stated, "We are very pleased to announce Angel's appointment to the board. Since joining Deckers, Angel has played an important role evaluating and enhancing our long-term growth prospects and he has been a key contributor to evolving our strategic direction. He brings new energy and a fresh approach to marketing and branding, while at the same time, helping us better understand how to fully capitalize on the many opportunities that exist internationally. We are confident his increased involvement will be a tremendous benefit to our Company."
    Angel Martinez commented, "I am excited to further expand my role at Deckers and look forward to working with the board to realize Deckers' full potential both here and overseas."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's expectations for future growth, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, September 21, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203-682-8200